AMENDMENT TO SERVICING AGREEMENT

This Amendment, effective on the date set forth below, is entered into by and between EACH CALVERT FUND LISTED IN THE SCHEDULE OF FUNDS ATTACHED HERETO AS SCHEDULE I (each a “Fund” and together the “Funds”) and Calvert Investment Services, Inc.

WHEREAS, on January 1, 1998, each Fund and Calvert Shareholder Services, Inc. entered into an amended distribution agreement (“Agreement”); and

WHEREAS, effective April 30, 2011, Calvert Shareholder Services, Inc. changed its name to “Calvert Investment Services, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreement is revised to reflect this name change of the administrator to “Calvert Investment Services, Inc.”

Date: March 14, 2012

EACH FUND LISTED IN THE ATTACHED SCHEDULE I

By:  /s/William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Services, Inc.

By:  /s/Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title:   Executive Vice President, Chief Financial

      and Administrative Officer

AMENDMENT TO SERVICING AGREEMENT

SCHEDULE I

The Calvert Fund

Calvert Tax-Free Reserves

Calvert Social Investment Fund

Calvert World Values Fund, Inc.

First Variable Rate Fund for Government Income

Calvert Social Index Series, Inc.

Calvert Impact Fund, Inc.

Calvert Variable Series, Inc.